Amendment No. 3 to the Fund Participation and Service Agreement

Reference is made to that certain Fund Participation and Service Agreement, dated May 30, 2013, as amended (the "Agreement"), by and among Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey (collectively, "Insurance Company"), for itself and on behalf of one or more separate accounts of the Insurance Company ("Separate Accounts"), American Funds Distributors, Inc. ("AFD"), American Funds Service Company ("Transfer Agent"), Capital Research and Management Company ("CRMC"), and the American Funds Insurance Series (the "Series"), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the "Funds" and, individually, a "Fund").

WITNESSETH:

WHEREAS, the Insurance Company, AFD, Transfer Agent, CRMC and the Series desire to amend the Agreement; and

WHEREAS, Section 23 of the Agreement provides that the Agreement may be amended by written agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Insurance Company, AFD, Transfer Agent, CRMC and the Series, severally and not jointly, agree to amend the Agreement as follows:

1.Section l(a) is deleted and replaced with the following language:

As distributor of the Series, AFD agrees to make Class l and Class 2 shares of the Funds that offer such share classes generally available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Schedule A pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least (thirty) 30 days' notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company. The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Contractholders. Fund shares to be made available to Separate Accounts for the Contracts shall be sold by the Series and purchased by the Insurance Company for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus (as defined below) of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering Prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

2.The first sentence in Section l(c) is deleted and replaced with the following sentence:

Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Separate Accounts holding Class l and/or Class 2 shares of behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts.

3.Schedule A of the Agreement shall be deleted in its entirety and replaced with the following Schedule A.

4.Schedule B of the Agreement shall be deleted in its entirety.

IN WITNESS WHEREOF, the Trust, the Distributor and the Company hereby amend this Agreement in accordance with Article 23 of the Agreement.

PRUCO LIFE INSURANCE COMPANY,
for itself and on behalf of the Separate Accounts

Date: 8/16/2023
By: /s/ Lee Hathaway
Name: Lee Hathaway
Title: Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY,
for itself and on behalf of the Separate Accounts

Date: 8/16/2023
By: /s/ Lee Hathaway
Name: Lee Hathaway
Title: Vice President

AMERICAN FUNDS DISTRIBUTORS, INC.

Date: By: /s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

Date: By: /s/ Maria Manotok
Name: Maria Manotok
Title: Principal Executive Officer

AMERICAN FUNDS SERVICE COMPANY

Date: By: /s/ Stephanie D. McNeely
Name: Stephanie D. McNeely
Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

Date:                     By: /s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Senior Vice President & Senior Counsel
Fund Business Management Group

Schedule A

Effective as of 8/1/2023, the following separate accounts of the Company are subject to the Agreement and the following Trust Classes and Series are available under the Agreement:

Name of Account	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number
Trust Classes and Series

American Funds Insurance Series -
Class I and Class 2 American Funds Insurance Series -
Class I and Class 2 American Funds Insurance Series -
Class I and Class 2 American Funds Insurance Series -
Class I and Class 2

Pruco Life Variable Universal Account	April 17, 1989	811-05826
PLNJ Variable Appreciable Account	January 13, 1984	811-03974
Pruco Life Variable Contract Account M- 2	January 3, 2001	Exempt
Pruco Life Variable Contract Account M	January 3, 2001	Exempt